EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Third Quarter Results

  Third quarter sales grew 4% to $327 million
  Third quarter GAAP EPS of $0.68 and adjusted EPS of $1.01

ATLANTA, Dec. 06, 2023 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2023 third quarter ended October 28, 2023.

Consolidated net sales in the third quarter of fiscal 2023 increased 4% to $327 million compared to $313 million in the third quarter of fiscal 2022. EPS on a GAAP basis was $0.68 compared to $1.22 in the third quarter of fiscal 2022.   On an adjusted basis, EPS was $1.01 compared to $1.46 in the third quarter of fiscal 2022.

Consolidated net sales in the first nine months of fiscal 2023 increased 13% to $1,167 million compared to $1,029 million in the first nine months of fiscal 2022. EPS on a GAAP basis decreased to $7.57 compared to $8.19 in the first nine months of fiscal 2022. On an adjusted basis, EPS decreased to $8.27 compared to $8.59 in the first nine months of fiscal 2022.

Tom Chubb, Chairman and CEO, commented, “We are pleased to deliver another quarter of solid results which were squarely in our sales and EPS forecast ranges and come on top of 12% positive comps during the same period last year. We were able to do this by leveraging the strength of our powerful brands to send clear and consistent brand messages that inspire and resonate with customers and create desire for our products and services in a market where the consumer is more cautious.”

Mr. Chubb concluded, “We could not do this without our exceptional team of people, to whom we extend our sincere gratitude.”

Third Quarter of Fiscal 2023 versus Fiscal 2022

Net Sales by Operating Group	Third Quarter
($ in millions)	2023	2022	% Change
Tommy Bahama	$170.1	$178.6	(5%)
Lilly Pulitzer	76.3	84.1	(9%)
Emerging Brands	31.2	26.9	16%
Other	(0.1)	0.8	nm
Subtotal	277.5	290.4	(4%)
Johnny Was (acquired 9/19/2022)	49.1	22.7	nm
Total Company	$326.6	$313.0	4%

  Consolidated net sales increased 4% to $327 million.

    Full-price direct-to-consumer (DTC) sales increased 9% to $194 million versus the third quarter of fiscal 2022, including $38 million of DTC sales in Johnny Was and a 3% aggregate decrease in full-price DTC sales in the Company’s other businesses.

      Full-price retail sales of $105 million were 8%, or $8 million, higher than the prior-year period. This includes full-price retail sales in Johnny Was of $18 million for the third quarter of fiscal 2023. Full-price retail sales in the Company’s other businesses decreased by 2%.

      Full-price e-commerce sales grew 11%, or $9 million, to $89 million versus last year. This includes full-price e-commerce sales in Johnny Was of $20 million. Full-price e-commerce sales in the Company’s other businesses decreased by 3%.

  Outlet sales were $17 million, a 13% or $2 million, increase versus prior-year results, due to the addition of Johnny Was and a 6% increase in Tommy Bahama.

  There were $25 million of Lilly Pulitzer e-commerce flash sales in the third quarter of fiscal 2023 compared to $28 million of Lilly Pulitzer flash sales in the third quarter of fiscal 2022.

  Food and beverage sales declined 3%, or $1 million, to $23 million versus last year primarily due to remodels of certain locations and the impact of the Maui wildfires.

  Wholesale sales of $69 million were 1%, or $1 million, lower than the third quarter of fiscal 2022. Johnny Was contributed wholesale sales of $10 million for the third quarter of fiscal 2023, with the other businesses in the aggregate decreasing by 9%.

  Gross margin was 62.9% on a GAAP basis, compared to 63.2% in the third quarter of fiscal 2022. The decrease in gross margin was primarily due to a $4 million higher LIFO accounting charge in the Third Quarter of Fiscal 2023 compared to the Third Quarter of Fiscal 2022. Adjusted gross margin, which excludes the effect of LIFO accounting, expanded to 64.0% compared to 63.4% on an adjusted basis in the third quarter of fiscal 2022 due to a full quarter of Johnny Was sales that yield a higher gross margin and a change in sales mix with direct to consumer sales comprising a larger proportion of total sales.

  SG&A was $195 million compared to $175 million last year. On an adjusted basis, SG&A was $191 million compared to $171 million in the prior-year period due primarily to a $17 million increase in Johnny Was resulting from a full third quarter of Johnny Was expenses in 2023 compared to a partial third quarter in 2022.

  Royalties and other operating income decreased by $1 million to $4 million. This decrease was primarily driven by lower sales of Tommy Bahama’s licensing partners.

  Operating income was $14 million, or 4.4% of net sales, compared to $27 million in the third quarter of fiscal 2022. On an adjusted basis, operating income was $21 million, or 6.6% of net sales, compared to $32 million in last year’s third quarter.   Year-over-year operating income results reflect higher SG&A as the Company invests in the business, partially offset by sales growth.

  Interest expense increased by less than $1 million compared to the prior-year period. The increased interest expense was due to higher average debt levels incurred in the acquisition of Johnny Was and higher interest rates.

  The effective tax rate was 18.6% compared to 26.1% for the prior-year period. Due to the lower earnings during the third quarter as compared to our other fiscal quarters, certain discrete or other items recognized in the third quarter may have a more pronounced impact resulting in the effective tax rate of the third quarter not being indicative of the effective tax rate for the full fiscal year.

Balance Sheet and Liquidity

Inventory decreased $14 million on a LIFO basis and $9 million, or 4%, on a FIFO basis compared to the end of the third quarter of fiscal 2022. Inventories decreased in all operating groups primarily due to continuing initiatives to focus on closely managing inventory purchases and reducing on-hand inventory levels.

During the first nine months of fiscal 2023, cash flow from operations was $169 million compared to $86 million in the first nine months of fiscal 2022. The cash flow from operations in the first nine months of fiscal 2023 provided sufficient cash to fund $54 million of capital expenditures, $31 million of dividends, $20 million of share repurchases and $53 million of debt reduction.

As of October 28, 2023, the Company had $66 million of borrowings outstanding under its revolving credit agreement, compared to $130 million of borrowings outstanding at the end of the third quarter of last year. Also, the Company had $8 million of cash and cash equivalents versus $15 million of cash and cash equivalents at the end of the third quarter of fiscal 2022.

Dividends

The Board of Directors declared a quarterly cash dividend of $0.65 per share. The dividend is payable on February 2, 2024 to shareholders of record as of the close of business on January 19, 2024. The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook

For fiscal 2023 ending on February 3, 2024, the Company moderated its sales and EPS guidance. The Company now expects net sales in a range of $1.570 billion to $1.590 billion as compared to net sales of $1.41 billion in fiscal 2022. In fiscal 2023, GAAP EPS is expected to be between $9.25 and $9.45 compared to fiscal 2022 GAAP EPS of $10.19. Adjusted EPS is expected to be between $10.10 and $10.30, compared to fiscal 2022 adjusted EPS of $10.88.

For the fourth quarter of fiscal 2023, the Company expects net sales to be between $403 million and $423 million compared to net sales of $382 million in the fourth quarter of fiscal 2022. GAAP EPS is expected to be in a range of $1.67 to $1.87 in the fourth quarter compared to GAAP EPS of $2.00 in the fourth quarter of fiscal 2022. Adjusted EPS is expected to be between $1.83 and $2.03 compared to adjusted EPS of $2.28 in the fourth quarter of fiscal 2022.

The Company anticipates interest expense of $6 million in fiscal 2023, including the $5 million in the first nine months of fiscal 2023 as strong cash flows allow for continued reduction of debt during fiscal 2023. The Company’s effective tax rate is expected to be approximately 24% for the full year of fiscal 2023.

Capital expenditures in fiscal 2023, including the $54 million in the first nine months of fiscal 2023, are expected to be approximately $80 million compared to $47 million in fiscal 2022. The planned increase is primarily due to increased investment in new brick and mortar retail store and food and beverage locations as well as certain relocations and remodels of existing locations, along with various technology systems initiatives.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 20, 2023 by dialing (412) 317-6671 access code 13742762.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company® and Duck Head® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All per share information is presented on a diluted basis.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.

Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by current inflationary pressures, rising interest rates, concerns about the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors; competitive conditions and/or evolving consumer shopping patterns; acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities; supply chain disruptions; costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food and beverage locations; costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers; energy costs; our ability to respond to rapidly changing consumer expectations; weather or natural disasters, including the ultimate impact of the recent wildfires on the island of Maui; the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically; retention of and disciplined execution by key management and other critical personnel; cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems; the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences; the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business; changes in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties; the timing of shipments requested by our wholesale customers; fluctuations and volatility in global financial and/or real estate markets; the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures, including the timing, cost and successful implementation of changes to our distribution network; pandemics or other public health crises; expected outcomes of pending or potential litigation and regulatory actions; the increased consumer, employee and regulatory focus on environmental, social and governance issues; the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance; access to capital and/or credit markets; factors that could affect our consolidated effective tax rate; the risk of impairment to goodwill and other intangible assets; and geopolitical risks, including those related to the ongoing war in Ukraine and the Israel-Hamas war. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2022 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:                      Brian J. Smith
E-mail:                InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)

	October 28, 2023	October 29, 2022
ASSETS
Current Assets
Cash and cash equivalents	$7,879	$14,976
Short-term investments	—	—
Receivables, net	60,101	62,230
Inventories, net	157,524	171,639
Income tax receivable	19,454	19,740
Prepaid expenses and other current assets	46,421	30,910
Total Current Assets	$291,379	$299,495
Property and equipment, net	188,686	173,391
Intangible assets, net	273,444	287,626
Goodwill	124,230	116,268
Operating lease assets	246,399	237,078
Other assets, net	38,018	26,459
Total Assets	$1,162,156	$1,140,317
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$68,565	$72,932
Accrued compensation	20,219	36,150
Current portion of operating lease liabilities	65,224	62,349
Accrued expenses and other liabilities	58,504	58,964
Total Current Liabilities	$212,512	$230,395
Long-term debt	66,219	130,449
Non-current portion of operating lease liabilities	226,238	225,921
Other non-current liabilities	20,675	18,058
Deferred income taxes	9,399	2,455
Shareholders’ Equity
Common stock, $1.00 par value per share	15,625	15,815
Additional paid-in capital	174,730	169,063
Retained earnings	439,755	351,731
Accumulated other comprehensive loss	(2,997)	(3,570)
Total Shareholders’ Equity	$627,113	$533,039
Total Liabilities and Shareholders’ Equity	$1,162,156	$1,140,317

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Third Quarter		First Nine Months
	Fiscal 2023	Fiscal 2022	Fiscal 2023	Fiscal 2022
Net sales	$326,630	$313,033	$1,167,046	$1,029,044
Cost of goods sold	121,211	115,339	417,769	372,824
Gross profit	$205,419	$197,694	$749,277	$656,220
SG&A	194,822	175,027	603,202	495,574
Royalties and other operating income	3,863	4,648	16,360	18,018
Operating income	$14,460	$27,315	$162,435	$178,664
Interest expense, net	1,217	698	4,856	1,214
Earnings before income taxes	$13,243	$26,617	$157,579	$177,450
Income tax expense	2,461	6,951	36,806	43,764
Net earnings	$10,782	$19,666	$120,773	$133,686
Net earnings per share:
Basic	$0.69	$1.25	$7.75	$8.36
Diluted	$0.68	$1.22	$7.57	$8.19
Weighted average shares outstanding:
Basic	15,587	15,740	15,589	15,992
Diluted	15,787	16,139	15,947	16,333
Dividends declared per share	$0.65	$0.55	$1.95	$1.65

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	First Nine Months
	Fiscal 2023	Fiscal 2022
Cash Flows From Operating Activities:
Net earnings Adjustments to reconcile net earnings to cash flows from operating activities:	$120,773	$133,686
Depreciation	35,476	31,126
Amortization of intangible assets	11,003	2,322
Equity compensation expense	11,034	7,796
Gain on sale of assets	(1,756)	—
Amortization and write-off of deferred financing costs	465	258
Deferred income taxes Changes in operating assets and liabilities, net of acquisitions and dispositions:	6,448	(456)
Receivables, net	(11,651)	(21,230)
Inventories, net	61,598	(31,332)
Income tax receivable	(14)	(12)
Prepaid expenses and other current assets	(8,337)	(5,644)
Current liabilities	(54,468)	(23,271)
Other balance sheet changes	(1,173)	(6,988)
Cash provided by operating activities	$169,398	$86,255
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(3,320)	(263,656)
Purchases of property and equipment	(54,496)	(32,331)
Purchases of short-term investments	—	(70,000)
Proceeds from short-term investments	—	234,837
Proceeds from the sale of property, plant and equipment	2,125	—
Other investing activities	(33)	1,450
Cash used in investing activities	$(55,724)	$(129,700)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(369,159)	(45,262)
Proceeds from revolving credit arrangements	316,368	175,711
Deferred financing costs paid	(1,661)	—
Repurchase of common stock	(20,045)	(86,804)
Proceeds from issuance of common stock	1,509	1,263
Repurchase of equity awards for employee tax withholding liabilities	(9,941)	(3,166)
Cash dividends paid	(31,487)	(26,572)
Other financing activities	—	(2,010)
Cash used in (provided by) financing activities	$(114,416)	$13,160
Net change in cash and cash equivalents	(742)	(30,285)
Effect of foreign currency translation on cash and cash equivalents	(205)	402
Cash and cash equivalents at the beginning of year	8,826	44,859
Cash and cash equivalents at the end of period	$7,879	$14,976

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)

	Third Quarter			First Nine Months
AS REPORTED	Fiscal 2023	Fiscal 2022	% Change	Fiscal 2023	Fiscal 2022	% Change
Tommy Bahama
Net sales	$170.1	$178.6	(4.8)%	$655.0	$650.7	0.7%
Gross profit	$111.2	$115.6	(3.8)%	$424.7	$419.8	1.2%
Gross margin	65.4%	64.7%		64.8%	64.5%
Operating income	$12.1	$19.0	(36.3)%	$118.7	$130.5	(9.1)%
Operating margin	7.1%	10.6%		18.1%	20.1%
Lilly Pulitzer
Net sales	$76.3	$84.1	(9.2)%	$265.1	$264.8	0.1%
Gross profit	$47.1	$53.0	(11.1)%	$178.5	$179.8	(0.8)%
Gross margin	61.7%	63.0%		67.3%	67.9%
Operating income	$6.8	$12.7	(46.7)%	$49.9	$60.4	(17.4)%
Operating margin	8.9%	15.1%		18.8%	22.8%
Johnny Was(1)
Net sales	$49.1	$22.7	NM	$150.6	$22.7	NM
Gross profit	$33.8	$14.6	NM	$103.3	$14.6	NM
Gross margin	68.8%	64.4%		68.6%	64.4%
Operating income	$0.9	$0.1	NM	$7.3	$0.1	NM
Operating margin	1.9%	0.5%		4.8%	0.5%
Emerging Brands
Net sales	$31.2	$26.9	15.8%	$96.7	$88.6	9.2%
Gross profit	$16.8	$13.4	25.1%	$48.2	$43.9	9.8%
Gross margin	53.9%	49.9%		49.9%	49.6%
Operating income	$3.7	$3.7	(0.5)%	$10.7	$15.5	(31.1)%
Operating margin	11.9%	13.9%		11.0%	17.4%
Corporate and Other
Net sales	$(0.1)	$0.8	NM	$(0.4)	$2.4	NM
Gross profit	$(3.4)	$1.0	NM	$(5.5)	$(1.9)	NM
Operating loss	$(9.1)	$(8.2)	NM	$(24.0)	$(27.8)	NM
Consolidated
Net sales	$326.6	$313.0	4.3%	$1,167.0	$1,029.0	13.4%
Gross profit	$205.4	$197.7	3.9%	$749.3	$656.2	14.2%
Gross margin	62.9%	63.2%		64.2%	63.8%
SG&A	$194.8	$175.0	11.3%	$603.2	$495.6	21.7%
SG&A as % of net sales	59.6%	55.9%		51.7%	48.2%
Operating income	$14.5	$27.3	(47.1)%	$162.4	$178.7	(9.1)%
Operating margin	4.4%	8.7%		13.9%	17.4%
Earnings before income taxes	$13.2	$26.6	(50.2)%	$157.6	$177.5	(11.2)%
Net earnings	$10.8	$19.7	(45.2)%	$120.8	$133.7	(9.7)%
Net earnings per diluted share	$0.68	$1.22	(44.3)%	$7.57	$8.19	(7.6)%
Weighted average shares outstanding - diluted	15.8	16.1	(2.2)%	15.9	16.3	(2.4)%

	Third Quarter			First Nine Months
ADJUSTMENTS	Fiscal 2023	Fiscal 2022	% Change	Fiscal 2023	Fiscal 2022	% Change
LIFO adjustments(2)	$3.5	$(0.7)		$6.3	$3.1
Inventory step-up charge in Johnny Was(3)	$0.0	$1.4		$0.0	$1.4
Amortization of Johnny Was intangible assets(4)	$3.5	$1.6		$10.4	$1.6
Transaction expenses and integration costs associated with the Johnny
Was acquisition(5)	$0.0	$2.8		$0.0	$2.8
Gain on sale of Merida manufactuing facility(6)	$0.0	$0.0		$(1.8)	$0.0
Impact of income taxes(7)	$(1.8)	$(1.3)		$(3.9)	$(2.2)
Adjustment to net earnings(8)	$5.2	$3.9		$11.0	$6.7
AS ADJUSTED
Tommy Bahama
Net sales	$170.1	$178.6	(4.8)%	$655.0	$650.7	0.7%
Gross profit	$111.2	$115.6	(3.8)%	$424.7	$419.8	1.2%
Gross margin	65.4%	64.7%		64.8%	64.5%
Operating income	$12.1	$19.0	(36.3)%	$118.7	$130.5	(9.1)%
Operating margin	7.1%	10.6%		18.1%	20.1%
Lilly Pulitzer
Net sales	$76.3	$84.1	(9.2)%	$265.1	$264.8	0.1%
Gross profit	$47.1	$53.0	(11.1)%	$178.5	$179.8	(0.8)%
Gross margin	61.7%	63.0%		67.3%	67.9%
Operating income	$6.8	$12.7	(46.7)%	$49.9	$60.4	(17.4)%
Operating margin	8.9%	15.1%		18.8%	22.8%
Johnny Was(1)
Net sales	$49.1	$22.7	NM	$150.6	$22.7	NM
Gross profit	$33.8	$16.0	NM	$103.3	$16.0	NM
Gross margin	68.8%	70.5%		68.6%	70.5%
Operating income	$4.4	$3.1	NM	$17.7	$3.1	NM
Operating margin	9.0%	13.8%		11.7%	13.8%
Emerging Brands
Net sales	$31.2	$26.9	15.8%	$96.7	$88.6	9.2%
Gross profit	$16.8	$13.4	25.1%	$48.2	$43.9	9.8%
Gross margin	53.9%	49.9%		49.9%	49.6%
Operating income	$3.7	$3.7	(0.5)%	$10.7	$15.5	(31.1)%
Operating margin	11.9%	13.9%		11.0%	17.4%
Corporate and Other
Net sales	$(0.1)	$0.8	NM	$(0.4)	$2.4	NM
Gross profit	$0.1	$0.4	NM	$0.8	$1.2	NM
Operating loss	$(5.5)	$(6.1)	NM	$(19.5)	$(21.9)	NM
Consolidated
Net sales	$326.6	$313.0	4.3%	$1,167.0	$1,029.0	13.4%
Gross profit	$208.9	$198.4	5.3%	$755.6	$660.7	14.4%
Gross margin	64.0%	63.4%		64.7%	64.2%
SG&A	$191.4	$170.6	12.2%	$592.8	$491.2	20.7%
SG&A as % of net sales	58.6%	54.5%		50.8%	47.7%
Operating income	$21.5	$32.5	(33.9)%	$177.4	$187.6	(5.4)%
Operating margin	6.6%	10.4%		15.2%	18.2%
Earnings before income taxes	$20.2	$31.8	(36.3)%	$172.5	$186.3	(7.4)%
Net earnings	$16.0	$23.5	(32.2)%	$131.8	$140.4	(6.1)%
Net earnings per diluted share	$1.01	$1.46	(30.8)%	$8.27	$8.59	(3.7)%

	Third Quarter	Third Quarter	Third Quarter	First Nine Months	First Nine Months
	Fiscal 2023	Fiscal 2023	Fiscal 2022	Fiscal 2023	Fiscal 2022
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$0.68	$ 0.74 - 0.94	$1.22	$7.57	$8.19
LIFO adjustments(10)	0.17	0.00	(0.03)	0.29	0.14
Inventory step-up charge in Johnny Was(3)	0.00	0.00	0.06	0.00	0.06
Amortization of Johnny Was intangible assets(11)	0.16	0.16	0.08	0.48	0.08
Transaction expenses and integration costs associated with the
Johnny Was acquisition(5)	0.00	0.00	0.13	0.00	0.13
Gain on sale of Merida manufacturing facility(6)	0.00	0.00	0.00	(0.08)	0.00
As adjusted(8)	$1.01	$ 0.90 - 1.10	$1.46	$8.27	$8.59
	Fourth Quarter	Fourth Quarter
	Fiscal 2023 Guidance(12)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$ $1.67 - $1.87	$2.00
LIFO adjustments(10)	0.00	(0.02)
Inventory step-up charges in Johnny Was(3)	0.00	0.13
Amortization of Johnny Was intangible assets(11)	0.16	0.17
As adjusted(8)	$ $1.83 - $2.03	$2.28
	Fiscal 2023 Guidance(12)	Fiscal 2022 Actual
Net earnings per diluted share:
GAAP basis	$ $9.25 - $9.45	$10.19
LIFO adjustments(10)	0.29	0.12
Inventory step-up charge in Johnny Was(3)	0.00	0.20
Amortization of Johnny Was intangible assets(11)	0.64	0.24
Transaction expenses and integration costs associated with the
Johnny Was acquisition(5)	0.00	0.13
Gain on sale of Merida manufacturing facility(6)	(0.08)	0.00
As adjusted(8)	$ $10.10 - $10.30	$10.88

(1) Johnny Was was acquired on September 19, 2022 and results presented reflect Johnny Was operations subsequent to the acquisition date.

(2) LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.

(3) Inventory step-up charge in Johnny Was represents the impact on net earnings per share of purchase accounting adjustments resulting from the step-up of inventory at acquisition of the Johnny Was business. These charges were included in cost of goods sold in Johnny Was.

(4) Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.

(5) Transaction expenses and integration costs associated with the Johnny Was acquisition represents the impact of transaction costs and integration costs on net earnings per share. These charges were included in SG&A in Corporate and Other.

(6) Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other.

(7) Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.

(8) Amounts in columns may not add due to rounding.

(9) Guidance as issued on August 31, 2023.

(10) LIFO adjustments represents the impact, net of income taxes, on net earnings per share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.

(11) Amortization of Johnny Was intangible assets represents the impact, net of income taxes, on net earnings per share resulting from the amortization of intangible assets acquired as part of the Johnny Was acquisition.

(12) Guidance as issued on December 6, 2023. Fiscal 2023 is a 53 week year ending on February 3, 2024, with the additional week included in the fourth quarter of Fiscal 2023.

Direct to Consumer Location Count

	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2022
Tommy Bahama
Full-price retail store	102	102	102	103
Retail-food & beverage	21	21	21	21
Outlet	35	35	35	33
Total Tommy Bahama	158	158	158	157
Lilly Pulitzer full-price retail store Johnny Was	59	58	59	59
Full-price retail store	—	—	64	65
Outlet	—	—	2	2
Total Johnny Was Emerging Brands	—	—	66	67
Southern Tide full-price retail store	4	5	5	6
TBBC full-price retail store	1	2	2	3
Total Oxford	222	223	290	292
Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	102	—
Retail-food & beverage	21	22	21	—
Outlet	33	33	34	—
Total Tommy Bahama	157	156	157	—
Lilly Pulitzer full-price retail store Johnny Was	59	59	61	—
Full-price retail store	65	67	71	—
Outlet	2	2	2	—
Total Johnny Was Emerging Brands	67	69	73	—
Southern Tide full-price retail store	9	13	15	—
TBBC full-price retail store	3	3	3	—
Total Oxford	295	300	309	—